Exhibit 99.1

            American Retirement Corporation Announces Date of Special
                            Meeting of Shareholders

    NASHVILLE, Tenn.--(BUSINESS WIRE)--June 6, 2006--American Retirement Corporation (NYSE: ACR) announced today that the Company will hold a special meeting of its shareholders on July 19, 2006 to consider and vote on a proposal to adopt the Agreement and Plan of Merger, dated as of May 12, 2006, by and among Brookdale Senior Living, Inc., Beta Merger Sub Corporation and the Company, as the merger agreement may be amended from time to time. Shareholders of record as of June 15, 2006 will be entitled to vote at the meeting. The meeting will be held at 10:00 a.m. at the Company's corporate offices located at 111 Westwood Place, Suite 200, Brentwood, Tennessee 37027.

    COMPANY PROFILE

    American Retirement Corporation is a national senior living and health care services provider offering a broad range of care and services to seniors. Established in 1978, the Company believes that it is a leader in the management of senior living communities, including independent living communities, continuing care retirement communities, free-standing assisted living communities, and specialized care programs for residents with Alzheimer's and other forms of dementia. The company currently operates 82 senior living communities in 19 states, with an aggregate unit capacity of approximately 15,350 units and resident capacity of approximately 17,100.

    Additional information about the Merger

    The Company will file a proxy statement with the Securities and Exchange Commission ("SEC") in connection with the proposed Merger. The Company's shareholders and investors are urged to carefully read the proxy statement regarding the Merger and any other relevant materials in their entirety when they become available because they will contain important information about the Merger. Shareholders and investors may obtain free copies of these documents (when they are available) at the SEC's website at www.sec.gov. Shareholders and investors may also obtain free copies of the documents the Company files with the SEC by going to the "Investors Welcome" section of the Company's website at www.arclp.com.
    The Company and its directors and officers may be deemed to be participants in the solicitation of proxies from the Company's shareholders with respect to the Merger. Information about the Company's directors and executive officers and their ownership of the Company's common stock is set forth in the proxy statement for the Company's 2006 Annual Meeting of Shareholders, which was filed with the SEC on April 17, 2006. Shareholders and investors may obtain additional information regarding the interests of the Company and its directors and executive officers in the Merger by reading the proxy statement and other relevant documents regarding Merger, which will be filed with the SEC.


    CONTACT: American Retirement Corporation
             Ross C. Roadman, 615-376-2412
             www.arclp.com